INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made this _____ day of _____, 2002, by and between ACP Strategic Opportunities Fund II, LLC, a Delaware Limited Liability Company (the "Company"), and Ascendant Capital Partners, LLC, a Delaware Limited Liability Company (the "Investment Manager").

     WHEREAS, the Company is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     WHEREAS, the Company has retained PFPC, Inc. (the "Administrator") to provide administration of the Company's operations, subject to the control of the Board of Directors;

     WHEREAS, the Company desires to retain the Investment Manager to render investment management services to the Company, and the Investment Manager is willing to render such services:

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. DUTIES OF INVESTMENT MANAGER. The Company employs the Investment Manager to manage the investment and reinvestment of the assets of the Company, and to continuously review, supervise and (where appropriate) administer the investment program of the Company, to determine in its discretion (where appropriate) the investments to be purchased or sold, to provide the Administrator and the Company with records concerning the Investment Manager's activities which the Company is required to maintain, and to render regular reports to the Administrator and to the Company's officers and Directors concerning the Investment Manager's discharge of the foregoing responsibilities. The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

          The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Board of Directors of the Company and in compliance with such policies as the Directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Company as set forth in its Prospectus, Statement of Additional Information and Operating Agreement, as amended from time to time, and applicable laws and regulations.

          The Investment Manager accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Investment Manager will not, however, pay for the cost of securities,

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          commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Company.

     2. COMPANY TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of the Company's investments and is directed to use its best efforts to obtain the best net results as described from time to time in the Company's Prospectus and Statement of Additional Information. The Investment Manager will promptly communicate to the Administrator and to the officers and the Directors of the Company such information relating to the Company's investment transactions as they may reasonably request.

          It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or be in breach of any obligation owing to the Company under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Company to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Company's Prospectus and Statement of Additional Information.

     3. COMPENSATION OF THE INVESTMENT MANAGER. For the services to be rendered by the Investment Manager as provided in Sections 1 and 2 of this Agreement, the Investment Manager is entitled to receive from persons who purchase Units of the Company ("Members") an annual management fee (the "Management Fee"). The Management Fee is equal to 1.50% of the net asset value of each Member's Units and will be subject to an adjustment (the "Management Fee Adjustment") based on the annual returns of each Member's Units. The Investment Manager's fee is calculated and accrued monthly and is paid out to the Investment Manager on a quarterly basis. The Management Fee Adjustment will be determined in accordance with the scale as specified in the Schedule(s) which is attached hereto and made part of this Agreement. For purposes of determining the Management Fee, net assets will be determined by taking into account net realized gain or loss and the net change in unrealized appreciation or depreciation of net assets.

          All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. OTHER EXPENSES. The Investment Manager shall pay all expenses of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective clients. The Company shall pay all expenses relating to mailing to existing Members prospectuses, statements of additional information, proxy solicitation material and Member reports.

     5. EXCESS EXPENSES. If the expenses for the Company for any fiscal year (including fees and other amounts payable to the Investment Manager, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as

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          calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Units of the Company are qualified for offer and sale, the Investment Manager shall bear such excess cost.

          Payment of expenses by the Investment Manager pursuant to this Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a reduction in the fee payable to the Investment Manager for such month pursuant to Section 3 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Company.

     6. REPORTS. The Company and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to Members, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     7. STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Company are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Company are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

     8. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act which are prepared or maintained by the Investment Manager on behalf of the Company are the property of the Company and will be surrendered promptly to the Company on request.

     9. LIMITATION OF LIABILITY OF INVESTMENT MANAGER. The duties of the Investment Manager shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Investment Manager hereunder. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Investment Manager" shall include directors, officers, employees and other corporate agents of the Investment Manager as well as the Limited Liability Company itself).

     10. PERMISSIBLE INTERESTS. Directors, agents, and Members of the Company are or may be interested in the Investment Manager (or any successor thereof) as

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          directors, partners, officers, or Members, or otherwise; directors, partners, officers, agents, and Members of the Investment Manager are or may be interested in the Company as Directors, Members or otherwise; and the Investment Manager (or any successor) is or may be interested in the Company as a Member or otherwise. In addition, brokerage transactions for the Company may be effected through affiliates of the Investment Manager if approved by the Board of Directors, subject to the rules and regulations of the Securities and Exchange Commission.

     11. LICENSE OF INVESTMENT MANAGER'S NAME. The Investment Manager hereby agrees to grant a license to the Company for use of its name in the names of the Company for the term of this Agreement and such license shall terminate upon termination of this Agreement.

     12. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Company or by vote of a majority of the outstanding voting Units of the Company; provided, however, that if the Members of the Company fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.

          This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Directors of the Company or by vote of a majority of the outstanding voting Units of the Company on not less than 30 days nor more than 60 days written notice to the Investment Manager, or by the Investment Manager at any time without the payment of any penalty, on 90 days written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

          As used in this Section 12, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

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     13.  NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, 1235 Westlakes Drive, Suite 350, Berwyn, PA 19312, Attention: President, and if to the Investment Manager at 1235 Westlakes Drive, Suite 350, Berwyn, PA 19312, Attention: President.

     14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

A copy of the Certificate of Formation of the Company is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Directors of the Company as Directors, and are not binding upon any of the Directors, officers, or Members of the Company individually but binding only upon the assets and property of the Company.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

ACP STRATEGIC OPPORTUNITIES FUND II, LLC

By:
   ----------------------------

Attest:
       ----------------------------


ASCENDANT CAPITAL PARTNERS, LLC

By:
   ----------------------------

Attest:
       ----------------------------

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                      SCHEDULE A DATED ______________, 2002
                                     TO THE
                         INVESTMENT MANAGEMENT AGREEMENT
                           DATED ______________, 2002
                                     BETWEEN
                    ACP STRATEGIC OPPORTUNITIES FUND II, LLC
                                       AND
                         ASCENDANT CAPITAL PARTNERS, LLC

The Management Fee Adjustment is determined in accordance with the following scale:

Annual Return              Management Fee Adjustment         Net Management Fee
Less than 6.00%                     -0.50%                          1.00%
6.00% to 25.00%                       --                            1.50%
Greater than 25.00%                  0.50%                          2.00%